Exhibit 99.1


                              FOR IMMEDIATE RELEASE


                  New York, New York, February 13, 1998 -- Norbert Becker, Chief Executive Officer of Renaissance Cosmetics, Inc., announced today that the Company is working with its secured lenders led by GE Capital Corporation to waive certain defaults under the Company's operating subsidiary's $75 million revolving credit facility and has received a proposal from its secured lenders that would provide an additional $12 million of availability. The additional availability is subject to the execution by the secured lenders and the Company of a definitive agreement and there can be no assurances as to when or whether such a definitive agreement will be signed.

                  The Company's announcement comes days after the Company had announced disappointing third quarter operating results, which resulted in certain covenant defaults under its revolving credit facility, precluding additional borrowing without obtaining waivers of the defaults. Mr. Becker stated "This proposal represents our secured lenders continuing support for the Company. We expect to reach a final agreement with them next week. With that agreement, we can move promptly to refine and execute our strategy for the long-term success of the Company."

                  The Company also announced that, in order to maximize its liquidity available for marketing, product launch and trade-related efforts, it has advised the trustee under the parent holding company's $200 million 11-3/4% Senior Notes due 2004 that the Company will not pay the portion of the February 17, 1998 interest payment due on the Senior Notes that is required to be paid directly by the Company. The Company has instead requested that the trustee exercise its right under the terms of the Senior Notes to pay such amount from an escrow account established by the Company at the time of the issuance of the Senior Notes. Interest in the aggregate amount of $11,750,000 on the Senior Notes is due and payable on February 17, 1998. Under the terms of the Senior Notes, $4,641,250, or approximately 39.5%, of the total interest payment is paid from the escrow account although the trustee has the right to pay from the escrow account the balance of the interest payment due if not paid directly by the Company. The escrow account currently holds approximately $13 million in cash and short term securities. There can be no assurance that the trustee will exercise its right to pay the full interest payment from the escrow account and if not paid in full within 30 days of February 17, 1998, an event of default would occur under the Senior Notes, entitling the trustee or holders of 25% or more of the outstanding Senior Notes to accelerate the maturity of such notes and to declare the entire principal amount immediately due and payable.

                  The Company is a manufacturer and marketer of mass market fragrances and cosmetics sold in the United States and internationally. Statements contained in this news release, if not historical, are forward looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties that could cause actual results to differ


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materially from the results described in the forward looking statements. Such risks and uncertainties include the Company's high level of debt and leverage; the effect on the Company of restrictive debt covenants; the Company's dependence on key personnel; competition in the Company's markets; general economic conditions; changes in the retail industry generally and in the fragrance and cosmetics industries specifically; the ability of the Company to implement its business and acquisition strategy, including the ability to integrate recently acquired businesses into the Company; actions that may be taken by the Company's lenders and unsecured creditors following the Company's failure to make timely payment of all interest due on its outstanding 11-3/4% Senior Notes; the continued availability of trade credit on terms previously enjoyed by the Company; the ability of the Company to obtain financing for future acquisitions, including obtaining required approvals from its existing lenders for such acquisitions; changes in consumer preferences; brand awareness; actions that may be taken by the Company's lenders if the Company defaults on any of its debt instruments; the effects of seasonality; and the Company's reliance on the year-end holiday season and risks inherent in foreign operations. A further discussion of factors that could affect the Company's results is included in the Company's reports filed with the Securities and Exchange Commission.